Exhibit 10.28

EXECUTION VERSION

AMENDMENT NO. 2 TO LICENSE AGREEMENT

This Amendment No. 2 To License Agreement (this “Amendment”), effective as of March 1, 2023 (the “Second Amendment Date”), is entered into by and between Eureka Therapeutics, Inc., a Delaware corporation (“Eureka”) and Estrella Biopharma, Inc., a Delaware corporation (“Estrella”). Eureka and Estrella are referred to in this Amendment individually as a “Party” and collectively as the “Parties”.

Recitals

WHEREAS, Eureka and Estrella are parties to that certain License Agreement, effective as of June 28, 2022, (the “Effective Date”), as amended by Amendment No. 1 to License Agreement, effective as of October 1, 2022, and as may be further amended from time to time, (the “Agreement”). Capitalized terms used in this Amendment shall have the meanings set forth in the Agreement unless otherwise defined and set forth in this Amendment; and

WHEREAS the Parties desire to modify the payment terms of the upfront payment described in Section 8.1 of the Agreement and the Development Milestone Payments described in Section 8.2.1 of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein, the adequacy of which is acknowledged by the Parties, Estrella and Eureka hereby amend the Agreement as follows:

SECTION 1
Amendments to the agreement

1.1       Section 1.1 of the Agreement is hereby amended by inserting the following defined terms and renumbering defined terms subsequent thereto accordingly:

1.1.15. “Business Combination” has the meaning set forth in Section 8.1.

1.1.116. “Merger Agreement” has the meaning set forth in Section 8.1.

1.2       Section 8.1 of the Agreement is hereby amended by deleting the last sentence thereof.

1.3       Section 8.2.1 of the Agreement is hereby amended by deleting the period at the end of the second sentence of the second paragraph thereof and substituting in lieu thereof the following:

“; provided, however, that if any Development Milestone Event is achieved prior to (x) the consummation of the Business Combination or (y) the termination of the Business Combination pursuant to the Merger Agreement, the corresponding Development Milestone Payment shall not be due to Eureka until (x) the consummation of the Business Combination or (y) the termination of the Business Combination pursuant to the Merger Agreement.”

SECTION 2
Miscellaneous provisions

2.1       Effect of this Amendment. This Amendment shall become effective as of the Second Amendment Date. There are no further changes to the terms of the Agreement. Except as would be inconsistent with the terms of this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect and be unaffected by this Amendment.

2.2       Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[The remainder of this page intentionally left blank]

2

In Witness Whereof, the parties hereto have caused this Amendment to be executed as of the Second Amendment Date by their duly authorized officers.

Eureka Therapeutics, Inc.		Estrella Biopharma, Inc.
By:	/s/ Cheng Liu	By:	/s/ Peter Xu
Name:	Cheng Liu	Name:	Peter Xu
Title:	President	Title:	Chief Financial Officer

Signature Page to Amendment No. 2 to License Agreement